Exhibit 10.1

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Blvd, Suite 300
Philadelphia, PA 19103

October 27, 2011

Platinum Long Term Growth VII, LLC
Platinum-Montaur Life Sciences, LLC
152 West 57th Street, 4th Floor
New York, New York 10019

Ladies and Gentlemen:

Reference is hereby made to (i) the Warrant to Purchase Common Stock, issued on or about June 15, 2007 (the “June 2007 Warrant”), by Echo Therapeutics, Inc. (f/k/a Sontra Medical Corporation), a Minnesota corporation (“Old Echo”), to Platinum Long Term Growth VII, LLC (“Platinum”), (ii) the Warrant to Purchase Shares of Common Stock, issued on or about February 11, 2008 (the “February 2008 Warrant”), by Old Echo to Platinum, (iii) the Warrant to Purchase Shares of Common Stock, issued on or about September 30, 2008 (the “September 2008 Warrant”), by Echo Therapeutics, Inc., a Delaware corporation (the “Company”), to Platinum, (iv) the Warrant to Purchase Shares of Common Stock, issued on or about October 31, 2008 (the “October 2008 Warrant”), by the Company to Platinum, (v) the Warrant to Purchase Shares of Common Stock, issued on or about April 8, 2009 (the “April 2009 Warrant”), by the Company to Platinum, (vi) the Series-1 Common Stock Purchase Warrant, issued on or about February 8, 2011 (the “Series 1 Warrant”), by the Company to Platinum-Montaur Life Sciences, LLC (“Montaur”), (vii) the Series 2 Common Stock Purchase Warrant, issued on or about February 8, 2011 (the “Series 2 Warrant” and together with the June 2007 Warrant, the February 2008 Warrant, the September 2008 Warrant, the October 2008 Warrant, the April 2009 Warrant and the Series 1 Warrant, the “Warrants”), by the Company to Montaur and (viii) the Series B Perpetual Preferred Stock of the Company (the “Series B Preferred”) and the Series C Preferred Stock of the Company (the “Series C Preferred”), each of which were originally issued to Montaur pursuant to the Stock Purchase Agreement, dated June 30, 2009, by and among Platinum, the Company and the other purchasers party thereto (the “Preferred Stock Purchase Agreement”).  On or about June 9, 2008, the Company, in connection with a reincorporation merger of Old Echo, assumed the obligations of Old Echo under the June 2007 Warrant and the February 2008 Warrant.

As of the date hereof and prior to the transactions contemplated in this letter, Montaur holds 170.1672 shares of Series B Preferred, each share of which has a “Face Value” of $10,000, and 4,918.1 shares of Series C Preferred Stock, each share of which converts into 1,000 shares of the Common Stock, par value $.01, of the Company (the “Common Stock”).  Further, as of the date hereof:

1.	the June 2007 Warrant is exercisable for an aggregate of 180,000 shares of Common Stock at a per share exercise price of $0.75;

2.	the February 2008 Warrant is exercisable for an aggregate of 578,422 shares of Common Stock at a per share exercise price of $0.50;

3.	the September 2008 Warrant is exercisable for an aggregate of 121,663 shares of Common Stock at a per share exercise price of $0.75;

4.	the October 2008 Warrant is exercisable for an aggregate of 70,000 shares of Common Stock at a per share exercise price of $0.75;

5.	the April 2009 Warrant is exercisable for an aggregate of 250,000 shares of Common Stock at a per share exercise price of $0.75;

6.	the Series 1 Warrant is exercisable for an aggregate of 1,003,000 shares of Common Stock at a per share exercise price of $1.50; and

7.	the Series 2 Warrant is exercisable for an aggregate of 1,003,000 shares of Common Stock at a per share exercise price of $2.50.

Article IV.A of the Certificate of Designation, Preferences and Rights of Series B Preferred (the “Series B Certificate”) requires the Company to use proceeds from certain licensing and financing transactions to redeem outstanding Series B Preferred.  In addition, the Company and Platinum entered into a letter agreement dated as of January 19, 2010 pursuant to which the Company is obligated to use 25% of the proceeds of certain financings to redeem outstanding Series B Stock (the “January Letter”).  As the sole holder of the Series B Stock, and in accordance with Article IX.E of the Series B Certificate, on several occasions Montaur has waived the redemption triggered by the January Letter and by Article IV of the Series B Certificate in order to allow Echo to conserve cash from its financing activities and continue to advance its product development.

Platinum and Montaur have informed the Company that they wish to exercise the June 2007 Warrant, the February 2008 Warrant, the September 2008 Warrant, the October 2008 Warrant and the April 2009 Warrant in full.  Further, with respect to the Series 1 Warrant, Montaur wishes to exercise the Series 1 Warrant for 315,405 shares, and with respect to the Series 2 Warrant, exercise the Series 2 Warrant for 315,405 shares.  Such Warrant exercises would, in the aggregate, and without giving effect to any beneficial ownership limitation provisions therein, result in the issuance to Platinum and Montaur of 1,830,895 shares (the “Warrant Shares”).  After giving effect to the Series 2 Re-Pricing described below, the aggregate exercise price for such Warrant Shares, if paid in cash, would total $1,701,672.45 (the “Cash Exercise Price”).

In lieu of delivering the Cash Exercise Price, the Company, Platinum and Montaur have agreed that Montaur, on behalf of itself and Platinum, surrender an aggregate of 170.1672 shares of the Series B Preferred Stock held by it as full payment therefor.  In consideration thereof and in connection therewith, the Company has agreed that the Series 2 Warrants to be exercised hereunder (and only such Series 2 Warrants) shall be deemed to have an exercise price of $1.50 per share (the “Series 2 Warrant Re-Pricing”) for purposes of the exchange and surrender of the Series B Preferred Stock described herein.  Platinum and Montaur, by executing below, agree to so surrender Series B Preferred Stock in exchange for the Warrant Shares (it being understood that such surrender shall constitute the satisfaction of any exercise price in respect of such Warrant Shares under the Warrants, including the exercise price of the Series 2 Warrants as adjusted).   In light of the contractual beneficial ownership limitations set forth in the Warrants, and in light of Platinum and Montaur’s current intention to remain passive investors in the Company, delivery by the Company of the Warrant Shares shall be made by issuance to Montaur of an aggregate of 1,830.895 shares of Series C Preferred (convertible into up to 1,830,895 shares of Common Stock), which certificate and shares each of Platinum and Montaur instruct the Company to issue in the name of Montaur.

The Company, and Platinum and Montaur by exercising below, acknowledge and agree that neither Platinum nor Montaur has delivered any consideration for the Series C Preferred to be issued to them hereunder other than the Series B Preferred to be surrendered and exchanged, or any consideration, other than securities of the Company as contemplated hereunder, for the parties’ agreement to the terms of this letter.  Further, it is acknowledged and agreed that the shares of Series C Preferred to be issued to Platinum and Montaur shall be deemed to be “Series C Preferred Stock” for purposes of the Certificate of Designation and the Preferred Stock Purchase Agreement and Platinum and Montaur shall be entitled to the benefits of a holder of such stock thereunder.

The Company represents and warrants to Platinum that (i) the issuance of the shares of Series C Preferred as contemplated by this letter has been duly authorized by all necessary corporate and other action and, when issued, such shares of Series C Preferred (and the Common Stock to be received upon conversion thereof) shall be validly issued and outstanding, fully paid and non-assessable and free and clear of all liens and entitled to the rights set forth in the Preferred Stock Purchase Agreement and the Certificate of Designation, Preferences and Rights of Series C Preferred Stock of the Company (the “Certificate of Designation”), (ii) the Company has received all necessary consents for the transactions contemplated hereby, and (iii) the shares of Common Stock to be issued upon conversion of the Series C Preferred have been reserved for issuance to the holders of the Series C Preferred as set forth in the Certificate of Designation.   Montaur, by executing below, represents and warrants to the Company that it holds good and valid title to the Series B Preferred to be surrendered and exchanged hereunder and has not pledged or otherwise encumbered the same.

By executing below, the parties agree to use their good faith efforts to consummate the surrender and exchange by no later than October 31, 2011, and to deliver originals of the surrendered and issued securities by such date (or, in the event Platinum or Montaur asserts that it cannot locate any original Warrants or Certificates representing Series B Preferred Stock, an affidavit of lost instrument in customary and typical form).

If you are in agreement with the terms set forth above, please sign one copy of this letter and return it to the undersigned at your earliest convenience.

Very Truly Yours,
Echo Therapeutics, Inc.

By:	/s/ Patrick T. Mooney
Name: Patrick T. Mooney
Title: CEO

Accepted and agreed to, this 27th day
of October, 2011 by:

Platinum Long Term Growth VII, LLC

By:	/s/ John Janczewski
Name: John Janczewski
Title: COO

Platinum-Montaur Life Sciences LLC

By:	/s/ Michael Goldberg
Name: Michael Goldberg
Title: Portfolio Manager